Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-190038

April 5, 2016

For immediate release	Press Contacts:
OppenheimerFunds	Barclays
Kaitlyn Downing	Andrew Smith
+1 212 323 0231	+1 212 412 7521
kdowning@ofiglobal.com	andrew.x.smith@barclays.com

Barclays and OFI Global Asset Management announce no changes to the Barclays OFI SteelPath Midstream MLP Index

Barclays OFI SteelPath Midstream MLP Index used as underlying index in the Barclays OFI SteelPath MLP ETNs (ticker: OSMS)

New York, April 5, 2016 – Barclays Bank PLC (“Barclays”) and OFI Global Asset Management, which consists of OppenheimerFunds, Inc. and certain of its advisory subsidiaries, announced today that following the close of business on Friday, April 8, 2016, there will be no changes to the Index Constituents in the Barclays OFI SteelPath Midstream MLP Index (the “Index”):

The target weights for the top Index Constituents, effective on Friday, April 8, 2016, are reported in the table below.

Ticker	Company	Target Weight
AM	Antero Midstream Partners LP	5.00%
ETP	Energy Transfer Partners LP	5.00%
WPZ	Williams Partners LP	5.00%
SHLX	Shell Midstream Partners LP	5.00%
PAA	Plains All American Pipeline LP	5.00%
EPD	Enterprise Products Partners LP	5.00%

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 130,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays

For immediate release	Press Contacts:
OppenheimerFunds	Barclays
Kaitlyn Downing	Andrew Smith
+1 212 323 0231	+1 212 412 7521
kdowning@ofiglobal.com	andrew.x.smith@barclays.com

PSXP	Phillips 66 Partners LP	5.00%
MMP	Magellan Midstream Partners LP	5.00%
MPLX	MPLX LP	5.00%

The Barclays OFI SteelPath MLP ETNs (the “ETNs”) are linked to the Volume-Weighted Average Price (“VWAP”) of the Index. The ETNs were listed on the NYSE Arca stock exchange on April 24, 2014. An investment in the ETNs involves significant risks, including possible loss of principal and may not be suitable for all investors. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. The ETNs are also subject to certain investor fees, which will have a negative effect on the value of the ETNs. The ETNs are speculative and may exhibit high volatility. You are not guaranteed to receive coupon payments on the ETNs. You will receive a coupon payment on a coupon payment date only to the extent that the accrued dividend exceeds the accrued investor fee on the relevant coupon valuation date.

In accordance with the Index methodology as described in the prospectus relating to the ETNs, the Index is rebalanced quarterly. The 35 Index Constituents will be rebalanced on a capped, float-adjusted, capitalization-weighted basis across four index business days starting on Friday, April 8, 2016. Constituent additions to and deletions from the Index do not reflect an opinion by Barclays Bank PLC on the investment merits of the respective securities.

The Index is designed to track the performance of a basket of direct interests in master limited partnerships and limited liability companies (collectively, the “Index Constituents”) organized in the United States that trade on certain U.S. exchanges, are classified in the Midstream Oil & Gas category or Liquid Petroleum & Natural Gas Shippers category according to the Bloomberg Industry Classification System®

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 130,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays

For immediate release	Press Contacts:
OppenheimerFunds	Barclays
Kaitlyn Downing	Andrew Smith
+1 212 323 0231	+1 212 412 7521
kdowning@ofiglobal.com	andrew.x.smith@barclays.com

and meet certain eligibility criteria.

The Index Constituents are selected for inclusion in the Index using the OFI SteelPath Midstream MLP Strategy (the “Strategy”) developed by OFI SteelPath, Inc. The Strategy selects a basket of up to 35 Index Constituents and allocates a notional weight in the Index for each Index Constituent based on certain eligibility criteria, including their distribution payment history and their size as measured by free-float market capitalization and average daily trading value.  Owning the ETNs is not the same as owning interests in the Index Constituents or a security directly linked to the performance of the Index.

About OFI Global Asset Management

OFI Global Asset Management consists of OppenheimerFunds, Inc. and certain of its advisory subsidiaries, including OFI Global Asset Management, Inc., OFI Global Institutional, Inc., OFI SteelPath, Inc. and OFI Global Trust Company. The firm offers a full range of investment solutions across equity, fixed income and alternative asset classes. As of March 31, 2016, the firm managed $214.2 billion in assets under management.  Clients include institutional investors globally such as corporations, public funds, foundations and endowments, as well as retail mutual fund investors.

Selected Risk Considerations

An investment in any ETNs linked to the Barclays OFI SteelPath Midstream MLP Index (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement.

You May Lose Some or All of Your Principal: The ETNs are exposed to any decrease in the Volume Weighted Average Price (“VWAP”) level between the inception date and the applicable valuation date. Additionally, if the VWAP level is insufficient to offset the negative effect of the investor fee and other

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 130,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays

For immediate release	Press Contacts:
OppenheimerFunds	Barclays
Kaitlyn Downing	Andrew Smith
+1 212 323 0231	+1 212 412 7521
kdowning@ofiglobal.com	andrew.x.smith@barclays.com

applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the VWAP value has increased. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection.

Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs.

Issuer Redemption: Barclays Bank PLC will have the right to redeem or “call” the ETNs (in whole but not in part) at its sole discretion and without your consent on any trading day on or after the inception date until and including maturity.

The Payment on the ETNs is Linked to the VWAP Level, Not to the Closing Level of the Index and Not to the Published Intraday Indicative Value of the ETNs. Your payment at maturity or upon early redemption is linked to the performance of the VWAP level, as compared to the initial VWAP level. Although the VWAP level is intended to track the performance of the Index, the calculation of the VWAP level is different from the calculation of the official closing level of the Index. Therefore, the payment at maturity or early redemption of your ETNs, may be different from the payment you would receive if such payment were determined by reference to the official closing level of the Index.

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 130,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays

For immediate release	Press Contacts:
OppenheimerFunds	Barclays
Kaitlyn Downing	Andrew Smith
+1 212 323 0231	+1 212 412 7521
kdowning@ofiglobal.com	andrew.x.smith@barclays.com

No Guaranteed Coupon Payments: You are not guaranteed to receive coupon payments on the ETNs. You will receive a coupon payment on a coupon payment date only to the extent that the accrued dividend exceeds the accrued investor fee on the relevant coupon valuation date. The amount of the accrued dividend on any coupon valuation date depends in part on the aggregate cash value of distributions that a reference holder would have been entitled to receive in respect of the index constituents prior to the relevant coupon valuation date.

Market and Volatility Risk: The return on the ETNs is linked to the performance of the VWAP level of the Index which, in turn, is linked to the performance of the master limited partnerships and other securities that are included as index constituents at any time. The prices of the index constituents may change unpredictably and, as a result, affect the level of the Index and the value of your ETNs in unforeseeable ways.

Concentration Risk: The index constituents are companies in the Midstream – Oil & Gas and Liquid Petroleum and Natural Gas Shippers categories, as determined by the Bloomberg Industry Classification System® (“BCIS”). In addition, many of the Index Constituents are smaller, non-diversified businesses that are exposed to the risks associated with such businesses, including the lack of capital funding to sustain or grow businesses and potential competition from larger, better financed and more diversified businesses. The ETNs are susceptible to general market fluctuations in the energy infrastructure and midstream energy business MLP market and to volatile increases and decreases in value, as market confidence in, and perceptions regarding the index constituents change. Your investment may therefore carry risks similar to a concentrated securities investment in one industry or sector.

A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 130,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays

For immediate release	Press Contacts:
OppenheimerFunds	Barclays
Kaitlyn Downing	Andrew Smith
+1 212 323 0231	+1 212 412 7521
kdowning@ofiglobal.com	andrew.x.smith@barclays.com

market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs.

Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 50,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement.

Tax Treatment: Significant aspects of the tax treatment of the ETNs may be less favorable than a direct investment in MLPs and are uncertain. You should consult your own tax advisor about your own tax situation.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering.

OppenheimerFunds Distributor, Inc. (“OFDI”), doing business as OFI Global Asset Management, assists in the promotion of the Barclays OFI SteelPath MLP ETNs. OFDI is not affiliated with Barclays Capital Inc. or Barclays Bank PLC.

The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 130,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays

For immediate release	Press Contacts:
OppenheimerFunds	Barclays
Kaitlyn Downing	Andrew Smith
+1 212 323 0231	+1 212 412 7521
kdowning@ofiglobal.com	andrew.x.smith@barclays.com

may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs.

“OFI SteelPath”, “OFI Global Asset Management”, the Four Hands Design Mark (#86085815), and the OFI Global Asset Management Design Mark (#86049459) are trademarks of OFI SteelPath, Inc. (the “Index Selection Agent”) or its licensors, and have been licensed for use by Barclays Bank PLC in connection with the Barclays OFI SteelPath Midstream MLP Index. “Barclays” is a trademark of Barclays Bank PLC. Barclays Capital Inc. (the “Index Sponsor”) and the Index Selection Agent do not guarantee the accuracy and/or completeness of the Index, any data included therein, or any data from which it is based, and neither the Index Sponsor nor the Index Selection Agent shall have any liability for any errors, omissions, or interruptions therein. The Index Sponsor and the Index Selection Agent do not make any representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the Index to track general market performance.

©2016 Barclays Bank PLC. All rights reserved. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.

NOT FDIC INSURED NO BANK GUARANTEE MAY LOSE VALUE

Barclays is a transatlantic consumer, corporate and investment bank offering products and services across personal, corporate and investment banking, credit cards and wealth management, with a strong presence in our two home markets of the UK and the US. With over 325 years of history and expertise in banking, Barclays operates in over 40 countries and employs approximately 130,000 people. Barclays moves, lends, invests and protects money for customers and clients worldwide. For further information about Barclays, please visit our website home.barclays